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                                                                EXHIBIT 12.01(d)

                       SOUTHWESTERN PUBLIC SERVICE COMPANY

                 COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
                         TO CONSOLIDATED FIXED CHARGES


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                                                                        YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------------------
                                                         2003        2002         2001       2000(a)      1999
                                                      ----------   ---------   ---------   ----------   ---------
                                                                     (IN THOUSANDS, EXCEPT RATIOS)
EARNINGS:
   Net income                                         $   82,293   $  73,882   $ 130,100   $   69,492   $ 102,709
   Provisions for Federal and state taxes on income       51,341      43,363      71,175       55,853      59,399
   Fixed charges as below                                 54,476      54,913      57,276       75,938      64,888
   Less: Undistributed equity in earnings of                  --          --          --           --          --
     unconsolidated affiliates
                                                      ----------   ---------   ---------   ----------   ---------
      Total                                           $  188,110   $ 172,158   $ 258,551   $  201,283   $ 226,996
                                                      ==========   =========   =========   ==========   =========
FIXED CHARGES:
   Interest charges, excluding AFC -- debt            $   48,304   $  47,063   $  49,426   $   68,088   $  57,038
   Distributions on redeemable preferred
     securities of subsidiary trust                        6,172       7,850       7,850        7,850       7,850
                                                      ----------   ---------   ---------   ----------   ---------
      Total                                           $   54,476   $  54,913   $  57,276   $   75,938   $  64,888
                                                      ==========   =========   =========   ==========   =========
RATIO OF EARNINGS TO FIXED CHARGES                           3.5         3.1         4.5          2.7         3.5
                                                      ==========   =========   =========   ==========   =========

(a) The 2000 ratio of earnings to fixed charges has been adjusted to reflect the implementation of Statement of
    Financial Accounting Standards No. 145, which became effective in 2002 and requires retroactive restatement of prior periods. Interest charges and financing costs of $8.225 million related to the defeasance of our first mortgage bonds, previously disclosed in Extraordinary items, was reclassified to Interest charges and financing costs. Associated income tax benefits of $2.923 million have been reclassified from Extraordinary items to Income taxes.
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